CODE OF ETHICS
Diguang International Development Co., Ltd. (“the company”)

Adopted by the Board of Directors on June 16, 2006

This Code of Ethics is promulgated by the Board of Directors under Section 406 of the Sarbanes Oxley Act of 2002 and the rules of the SEC promulgated thereunder and applies to all employees, officers and directors of the company. It contains standards reasonably necessary to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and compliance with applicable governmental laws, rules and regulations.

Code of Conduct:

The financial success of the company relies on the fact that we conduct our business with honesty and integrity and n compliance with all applicable laws and regulations. This Code of Conduct sets out the fundamental standards to be followed by employees in their everyday actions on behalf of the company and seeks to promote honesty and ethical conduct.

You must:

1.     Act with honesty and integrity and in a professional manner that protects the company’s good public image and reputation.

2.     Build relationships with customers, vendors and fellow employees based on trust and respect. Treat every individual with respect and dignity in the conduct of the company’s business.

3.     Become familiar with applicable legal requirements as well s with the company policy and procedures. Comply with applicable governmental laws, rules and regulations.

4.     Produce, or cause to be produced, full, fair, accurate, timely, and understandable disclosure in reports and documents that the company files with or submits to the Securities and Exchange Commission and in other public communications.

5.     Avoid any activity that may involve or lead to an unlawful practice or could harm the company’s reputation or public image.

Acceptance of Entertainment and Gifts

We provide applicable standards and limitations governing the acceptance of entertainment and gifts from any person, organization or agency that has some kind of relationship to the company’s business activities. Inappropriate entertainment and gifts can create conflicts of interest or may cause the appearance that business judgements are being improperly influenced by third parties. This can harm the company’s good reputation and its relationships with external parties.

6.     Entertainment may be accepted if it is:

Lawful and ethical, and
Occasional, and
Customary and reasonable in value

7.     Costs of travel and overnight accommodation should not be accepted, as these are not considered as entertainment, which is reasonable in value.

8.     Entertainment, such as the coast of a meal or a ticket for a sports event, is acceptable as long as it is appropriate as described above.

9.     Accepting gifts of nominal value (e.g. pens, mugs, calendars, etc.) is appropriate if such gifts are infrequent and customary in a business relationship.

10.    Gifts of greater than nominal value should be politely declined and returned to the sender in a timely manner. If the circumstances are such that returning a gift would be inappropriate, the gift should be handed over to Human Resources.

11.    Frequent flyer miles awarded by airlines for business travel are acceptable as long as the travel option selected is in accordance with the corporate travel policy and is solely based on the best interest of the company in terms of cost, timing and good procurement practices.

Conflicts of Interest

A conflict of interest may exist because of a relationship of your or of a family member that is inconsistent with the company’s best interests or could cause a conflict with your ability to perform your job responsibilities.

12.    The company expects all its employees to be free from actual or potential conflicts of interest when dealing with third parties on behalf of the company.

13.    Examples for potential conflicts of interest:

a)
A financial interest of an employee or any member of his or her immediate family in any entity that seeks to do business with the company (such as suppliers or customers) or, enterprises which engage competitively in the Company’s industry.

b)
Being involved in another company, business or organization with which the company currently has a competitive or business relationship or may do so in the future. This includes roles such as director, officer, employee, consultant, advisor or in any other capacity.

c)	Engaging in any outside activity with an individual, business or organization which currently has a competitive or business relationship with the company or intends to do so in the future.

Company Assets and Proprietary Information

Some of the most valuable assets of the company are its physical and intangible assets and proprietary information. Due to their specific tasks or through other sources, employee sometimes may obtain knowledge of considerable proprietary or other kinds information. Employees are responsible to avoid disclosure of confidential information to persons outside the company unless such disclosure is required in due course of conducting business.

14.    Wherever practicable, disclosure to third parties (e.g., government agencies, joint venture partners, suppliers, clinical investigators, key opinion leaders, contractors appropriate confidentiality agreement.

15.    Every employee having knowledge of or working with confidential information is responsible for its safekeeping.

16.    All of the company’s information is considered proprietary and unless approved for external release, must be safeguarded.

17.    Employees are responsible for the security and proper use of the company’s physical and non-physical assets under their control, which include third parties’ assets in their care. Physical assets include equipment, inventory, money, data, documents and office supplies.

18.    Unless justified and approved by management, it is prohibited to use physical assets, personnel or confidential information for other business or personal activities for the employee’s own personal benefit.

19.    Any employee who has knowledge of the misuse, misappropriation or alteration or destruction of company assets shall inform a manager, the corporate counsel, internal auditor, compliance officer or the company’s hotline.

External Communications to Investors and Media

The reputation of the company plays an important role in its success. In an age where information about a company flows instantaneously and worldwide, it is critical that communication with external audiences is managed in a coordinated way. The company strive to provide information that is accurate, consistent and timely as well as consistent with its policies and needs.

20.    No employee in the organization should communicate externally about the company’s prospects, performance and policies, or disclose unpublished information, without being authorized to do so.

21.    The Investor Relations management is responsible for handling all general information to investors, financial analysts and financial or other institutions.

22.    CEO, CFO, and Investor Relations management may speak to the investment community without prior approval.

It is the company’s policy to establish an open and direct communication with the media. The company is responsive to the legitimate interests of the media and handles information to the public in a proactive way and in the company’s best interest.

23.    Communication with the media is undertaken both by corporate communications staff as well as by CEO and CFO, if appropriate.

24.    All requests from the media should be recorded and passed on to corporate communications or to a legitimate spokesperson.

Promptly report any violation of this Code of Ethics to the compliance officer. If for some reason this seems not appropriate or you have other good reasons you may also contact the corporate counsel, the internal auditor or the company’s hotline.

The company reserves the right to determine when actual or potential conflicts of interest exist, and then to take any action which, in the sole judgment of the company, is needed to resolve the conflict.

You will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including immediate termination of your employment.

Any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the compliance officer unless you are a senior financial officer (chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions), other executive officer or director, in which case it must be addressed to the Chairman of the Audit Committee.

With regard to senior financial officers, other executive officers and directors, the Board will have the sole and absolute discretionary authority to approve any waiver from this Code of Ethics. Any waiver for this Code of Ethics for senior financial officers, other executive officers or directors will be disclosed promptly on Form 8-K or any other means approved by applicable SEC rules or listing standards.

Nothing contained in this Code of Ethics is intended by the company to be, nor shall it be construed as, an employment agreement.

If any provision or provisions of this Code of Ethics shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.